Exhibit 4.1

THE ISSUANCE AND SALE OF THE SECURITY REPRESENTED BY THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

HELIOS AND MATHESON ANALYTICS INC.

Form of Series B Senior Note

Issuance Date: [ ][1] Exchange Date: December , 2018	Original Principal Amount: U.S. $[ ]

FOR VALUE RECEIVED, Helios and Matheson Analytics Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [                                                        ] or its registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to amortization, redemption or otherwise and increased by any Capitalized Interest (as defined below), the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, amortization, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below), from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date or upon amortization, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Series B Senior Note (including all Series B Senior Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Series B Senior Notes issued in exchange for a portion of the Original Notes (as defined below) originally issued pursuant to the Original Securities Purchase Agreement (as defined below) in accordance with the terms of those certain December 2018 Amendment and Exchange Agreements (collectively, the “Exchange Agreements”), dated as of December __, 2018 (the “Exchange Date”), each by and among the Company and a holder of Original Notes (collectively, the “Buyers”) referred to therein, as amended from time to time (collectively, the “Notes”, and such other Series B Senior Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 26.

1. PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing 100% of all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 19(c)) on such Principal and Interest. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

1 Insert for Exchange November Note: November 7, 2017

  Insert for Exchange January Note: January 23, 2018

2.  INTEREST; INTEREST RATE.

(a)  Interest on this Note shall commence accruing on the Exchange Date and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on April 1, 2019 and, thereafter, with respect to any given calendar quarter, the first Trading Day of such calendar quarter (each, an “Interest Date”). Interest shall capitalize on each Interest Date by adding the accrued Interest to the then outstanding Principal of this Note (“Capitalized Interest”).

(b) Prior to the capitalization of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and shall be payable upon any redemption in accordance with Section 9 or any required payment upon any Bankruptcy Event of Default. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to the Default Rate. In the event that such Event of Default is subsequently cured (and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the applicable Interest Date)), the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3.  RIGHTS UPON EVENT OF DEFAULT.

(a)  Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (iv), (v) and (vi) shall constitute a “Bankruptcy Event of Default”:

(i)  the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(ii)  the Company’s or any Subsidiary’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other Exchange Document (as defined in the Exchange Agreements) or any of the Transaction Documents (as defined in the Original Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least five (5) Trading Days;

(iii)  the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness (as defined in the June Securities Purchase Agreement) of the Company or any of its Subsidiaries, other than with respect to any Other Notes;

(iv)  bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

(v)  the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(vi)  the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(vii)  a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(viii)  the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $500,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $500,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties or condition (including financial condition) of the Company or any of its Subsidiaries, individually or in the aggregate;

(ix)  other than as specifically set forth in another clause of this Section 3(a), the Company or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality limitations, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of ten (10) consecutive Trading Days;

(x)  any breach or failure in any respect by the Company or any Subsidiary to comply with any of clauses (a) through (f) of Section 11 of this Note (each, a “Primary Covenant Event of Default”) or any other provision of Section 11 of this Note;

(xi)  any Material Adverse Effect (as defined in the June Securities Purchase Agreement) occurs;

(xii)  any material provision of this Note, any other Exchange Document or any Transaction Document (as defined in the Original Securities Purchase Agreement) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto in any material respect, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under this Note;

(xiii)  any Change of Control occurs;

(xiv)  any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b) Notice of an Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within one (1) Business Day of becoming aware of such Event of Default deliver written notice thereof via facsimile or electronic mail and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, (such earlier date, the “Event of Default Right Commencement Date”) and ending (such ending date, the “Event of Default Right Expiration Date”, and each such period, an “Event of Default Redemption Right Period”) on the twentieth (20th) Trading Day after the later of (x) the date such Event of Default is cured and (y) the Holder’s receipt of an Event of Default Notice that includes (I) a reasonable description of the applicable Event of Default, (II) a certification as to whether, in the opinion of the Company, such Event of Default is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Event of Default and (III) a certification as to the date the Event of Default occurred and, if cured on or prior to the date of such Event of Default Notice, the applicable Event of Default Right Expiration Date, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 3(b) shall be redeemed by the Company at a price in cash equal to the product of (i) the Event of Default Amount multiplied by (ii) the Redemption Premium (the “Event of Default Redemption Price”). Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 9. To the extent redemptions required by this Section 3(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. In the event of the Company’s redemption of any portion of this Note under this Section 3(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 3(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. Any redemption upon an Event of Default shall not constitute an election of remedies by the Holder, and all other rights and remedies of the Holder shall be preserved.

(c)  Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash equal to the Event of Default Redemption Price, in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other person or entity, provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable.

4. RIGHTS UPON FUNDAMENTAL TRANSACTION. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 4 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions.

5.  REDEMPTIONS AT THE COMPANY’S ELECTION.

(a)  Company Optional Redemption. At any time on or after the date hereof, so long as no Event of Default has occurred or is continuing, the Company shall have the right to redeem all, but not less than all, of the Outstanding Amount then remaining under this Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (as defined below) (a “Company Optional Redemption”). The portion of this Note subject to such Company Optional Redemption pursuant to this Section 5(a) shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to the sum of (A) the applicable Company Optional Redemption Percentage of the Principal being redeemed as of the Company Optional Redemption Date, (B) 100% of accrued and unpaid Interest with respect to such Principal and (C) 100% of accrued and unpaid Late Charges with respect to such Principal and Interest. The Company may exercise its right to require redemption under this Section 5(a) by delivering a written notice thereof by facsimile or electronic mail and overnight courier to all, but not less than all, of the holders of Notes (the “Company Optional Redemption Notice” and the date all of the holders of Notes received such notice is referred to as the “Company Optional Redemption Notice Date”). The Company may deliver only one Company Optional Redemption Notice hereunder and such Company Optional Redemption Notice shall be irrevocable. The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than five (5) Trading Days nor more than twenty (20) Trading Days following the Company Optional Redemption Notice Date, (y) certify that no Event of Default has occurred or is continuing and (z) state the aggregate Outstanding Amount of the Notes which is being redeemed in such Company Optional Redemption from the Holder and all of the other holders of the Notes pursuant to this Section 5(a) (and analogous provisions under the Other Notes) on the Company Optional Redemption Date. Notwithstanding anything herein to the contrary, if no Event of Default has occurred as of the Company Optional Redemption Notice Date but an Event of Default occurs at any time prior to the Company Optional Redemption Date, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the Event of Default, the Company Optional Redemption shall be cancelled and the applicable Company Optional Redemption Notice shall be null and void. Redemptions made pursuant to this Section 5(a) shall be made in accordance with Section 9. In the event of the Company’s redemption of any portion of this Note under this Section 5(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. For the avoidance of doubt, the Company shall have no right to effect a Company Optional Redemption if any Event of Default has occurred and continuing.

(b)  Pro Rata Redemption Requirement. If the Company elects to cause a Company Optional Redemption of this Note pursuant to Section 5(a), then it must simultaneously take the same action with respect to all of the Other Notes.

6.  FINANCING REDEMPTIONS. If the consummation of a Financing occurs on any given date, (each, a “Financing Redemption Date”), on the Financing Redemption Date the Company shall redeem (each an “Financing Redemption”) the applicable Available Financing Proceeds of the Holder with respect to such Financing (the “Financing Redemption Amount”) in cash at a price equal to 100% of the Financing Redemption Amount (the “Financing Redemption Price”); provided, that the Holder may elect, by written notice to the Company, to settle the payment of any Financing Redemption Price by reducing, on a dollar-for-dollar basis, the amount of cash otherwise required to be paid by the Holder to the Company in such Financing by such Financing Redemption Price.

Redemptions required by this Section 6 shall be made in accordance with the provisions of Section 9. Each Financing Redemption Amount shall reduce the Amortization Amounts hereunder on a dollar-for-dollar basis applied against the Amortization Amounts due hereunder in reverse (e.g. reducing the Amortization Amount on a dollar-for-dollar basis due on the last Amortization Date then scheduled hereunder until reduced in full and then reducing the immediately prior Amortization Date (as it will then be the last Amortization Date), etc.), for the avoidance of doubt, giving effect to the applicable Company Optional Redemption Percentage.

7.  AMORTIZATION. On each Amortization Date, the Company shall redeem in cash (each, an “Amortization”) such portion of the Outstanding Amount hereunder equal to the lesser of (a) the Outstanding Amount then outstanding hereunder and (b) the sum of (i) the applicable Amortization Amount for such Amortization Date, (ii) accrued and unpaid Interest (including any Capitalized Interest) with respect to such Amortization Amount and (iii) accrued and unpaid Late Charges with respect to such Amortization Amount and Interest, (each, an “Amortization Redemption Amount”) at a price (each, an “Amortization Price”) equal to 100% of such applicable Amortization Redemption Amount.

8.  NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the June Securities Purchase Agreement), Bylaws (as defined in the June Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

9.  REDEMPTIONS.

(a)  Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. The Company shall deliver the applicable Financing Redemption Price to the Holder in cash on the applicable Financing Redemption Date. The Company shall deliver the applicable Company Optional Redemption Price to the Holder in cash on the applicable Company Optional Redemption Date. The Company shall deliver the applicable Amortization Price to the Holder in cash on the applicable Amortization Date. Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time the Holder is entitled to receive a cash payment under any of the other Transaction Documents, at the option of the Holder delivered in writing to the Company, the applicable Redemption Price hereunder shall be increased by the amount of such cash payment owed to the Holder under such other Transaction Document and, upon payment in full in accordance herewith, shall satisfy the Company’s payment obligation under such other Transaction Document. In the event of a redemption of less than all of the Outstanding Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Outstanding Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice (if any) shall be null and void with respect to such Outstanding Amount, and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 14(d)), to the Holder, and in each case the principal amount of this Note or such new Note (as the case may be) shall be increased by an amount equal to the difference between (1) the applicable Redemption Price (as the case may be, and as adjusted pursuant to this Section 9, if applicable) minus (2) the Principal portion of the Outstanding Amount submitted for redemption. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Outstanding Amount subject to such notice.

(b)  Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 3(c) or Section 4 (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile or electronic mail a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is two (2) Business Days prior to the Company’s receipt of the Holder’s applicable Redemption Notice and ending on and including the date which is two (2) Business Days after the Company’s receipt of the Holder’s applicable Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

10.  VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law (including, without limitation, the Delaware General Corporation Law) and as expressly provided in this Note.

11.  COVENANTS. Until all of the Notes have been prepaid, redeemed or otherwise satisfied in accordance with their terms:

(a)  Rank. All payments due under this Note (a) shall rank pari passu with the Existing Senior Note and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries in right of payment other than Permitted Indebtedness secured by Permitted Liens.

(b)  Incurrence of Indebtedness; No Subsidiary Guaranties. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) other Permitted Indebtedness) until the ninety-first (91st) calendar day after no Notes remain outstanding. In addition, the Company shall not guarantee any Indebtedness of any of its direct or indirect Subsidiaries (including MoviePass Inc. (“MoviePass”)) until the ninety-first (91st) calendar day after no Notes remain outstanding.

(c)  Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)  Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Notes) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(e)  Restriction on Redemption and Cash Dividends. Until the ninety-first (91st) calendar day after no Notes remain outstanding, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock.

(f)  Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business consistent with its past practice, or, in the case of licenses by Zone (as defined in the June Securities Purchase Agreement), in the ordinary course of business consistent with Zone’s plan of operation as of the Exchange Date, (ii) sales of inventory and product in the ordinary course of business, (iii) the Zone Spin-Off (as defined in the June Securities Purchase Agreement), and (iv) the distribution of shares of MoviePass held by the Company, or shares of a holding company owning all of the shares of MoviePass and membership interests of MoviePass Ventures LLC and MoviePass Films LLC held by the Company, to the stockholders of the Company on a pro rata basis and to holders of convertible notes, warrants or other outstanding equity or equity-linked instruments of the Company to the extent required by such instruments (individually and collectively, a “MoviePass Spin-Off”).

(g)  Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, permit any Indebtedness of the Company or any of its Subsidiaries other than Permitted Indebtedness to mature or accelerate prior to the Maturity Date.

(h)  Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Exchange Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose, except by effecting the Zone Spin-Off (as defined in the June Securities Purchase Agreement) or a MoviePass Spin-Off.

(i)  Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(j)  Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(k)  Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take all action necessary or advisable to maintain all of the Intellectual Property Rights (as defined in the June Securities Purchase Agreement) of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.

(l)  Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(m)  Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except (i) transactions approved by a majority of the Company’s independent directors and a majority of the board of directors and (ii) transactions in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.

(n)  Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the Required Holders, (i) issue any Notes (other than as contemplated by the Exchange Agreements and the Notes), or (ii) issue any other securities that would cause a breach or default under the Notes.

(o)  Independent Investigation. At the request of the Holder either (x) at any time when an Event of Default has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute an Event of Default or (z) at any time the Holder reasonably believes an Event of Default may have occurred or be continuing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by the Holder (such approval not to be unreasonably withheld or delayed) to investigate as to whether any breach of this Note has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach of this Note has occurred, the Independent Investigator shall notify the Company of such breach and the Company shall deliver written notice to each holder of a Note of such breach. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

12.  AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Required Holders shall be required for any change, waiver or amendment to this Note. Any change, waiver or amendment so approved shall be binding upon all existing and future holders of this Note and any Other Notes; provided, however, that no such change, waiver or, as applied to any of the Notes held by any particular holder of Notes, shall, without the written consent of that particular holder, (i) disproportionally and materially adversely affect any rights under the Notes of any holder of Notes; or (ii) modify any of the provisions of, or impair the right of any holder of Notes under, this Section 12.

13.  TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

14.  REISSUANCE OF THIS NOTE.

(a)  Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 14(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 14(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)  Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal.

(c)  Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 14(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)  Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

15.  REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, redemptions and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

16.  PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

17.  CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Exchange Documents (as defined in the Exchange Agreements), shall have the meanings ascribed to such terms on the Exchange Date in such other Exchange Documents unless otherwise consented to in writing by the Holder.

18.  FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

19.  NOTICES; CURRENCY; PAYMENTS.

(a)  Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the June Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

(b)  Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c)  Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Original Securities Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due (solely to the extent such amount is not then accruing interest at the Default Rate) shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

20.  CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

21.  WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Original Securities Purchase Agreement.

22.  GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

23.  JUDGMENT CURRENCY.

(a)  If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 23 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(i)  the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii)  the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 23(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b) If in the case of any proceeding in the court of any jurisdiction referred to in Section 23(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c) Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

24.  SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

25.  MAXIMUM PAYMENTS. Without limiting Section 9(d) of the Original Securities Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

26.  CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)  “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b)  “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c)  “Amortization Amount” means, as applicable, (i) for each of the Amortization Dates commencing on, and including, June 28, 2019, through and including September 30, 2019, the Holder Pro Rata Amount of $[ ] and (ii) for each of the Amortization Dates commencing on, and including, October 30, 2019, through and including May 29, 2020, the Holder Pro Rata Amount of $[ ].

(d)  “Amortization Date” means the last Trading Day of each calendar month commencing on, and including, June 28, 2019, through and including May 29, 2020.

(e)  “Applicable Subsequent Placement Proceeds” means, with respect to any given Subsequent Placement (as defined in the June Securities Purchase Agreements), any cash amount paid by the Holder to the Company in such Subsequent Placement.

(f)  “Available Financing Proceeds” means, with respect to any given Financing, 14.5% of the Applicable Subsequent Placement Proceeds.

(g)  “Bank” means any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks

(h)  “Bloomberg” means Bloomberg, L.P.

(i)  “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(j)  “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of securities with the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of securities with the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries, (iv) any increase by Theodore Farnsworth in his voting power in the Company or (v) any acquisition by the Company (whether by merger, stock purchase or otherwise) of any Person (each, a “Permitted Acquisition”) in which (A) holders of securities with a majority of the Company’s voting power immediately prior to such Permitted Acquisition continue after such Permitted Acquisition to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of securities with a majority the voting power of the surviving entity (or entities with the authority or voting power to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such Permitted Acquisition and (B) the members of such board of directors immediately following such Permitted Acquisition (including any subsequent changes to such board of directors required to be made pursuant to the terms of such Permitted Acquisition) include at least a majority of the board of directors of the Company immediately prior to such Permitted Acquisition.

(k)  “Company Optional Redemption Percentage” means, with respect to any given Company Optional Redemption Date, as applicable (x) if such Company Optional Redemption Date occurs on or prior to the nine month anniversary of the Exchange Date, 50% or (y) if such Company Optional Redemption Date occurs after the nine month anniversary of the Exchange Date, 100%.

(l)  “Default Rate” means (x) during the first thirty (30) calendar days after the occurrence and continuance of an Event of Default, fifteen percent (15%) per annum, and (y) thereafter, eighteen percent (18.0%) per annum.

(m)  “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTCQX, the OTCQB or the Principal Market.

(n)  “Event of Default Amount” means the sum of (A) the Event of Default Percentage of the portion of the Principal to be redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(o)  “Event of Default Percentage” means, with respect to any given Event of Default Redemption Date, (i) if both (x) such Event of Default Redemption Date is on or prior to the nine month anniversary of the Exchange Date and (y) neither a Primary Covenant Event of Default nor a Bankruptcy Event of Default then exists, 50% or (ii) if either (x) such Event of Default Redemption Date is after the nine month anniversary of the Exchange Date or (y) a Primary Covenant Event of Default or Bankruptcy Event of Default, as applicable, then exists, 100%.

(p)  “Existing Senior Note” means that certain senior note, issued by the Company to the Holder in exchange for the remaining Notes (as defined in the June Securities Purchase Agreement) pursuant to that certain October 2018 Amendment and Exchange Agreement, dated October 4, 2018.

(q)  “Financing” means the occurrence of any Subsequent Placement in which the Holder participates.

(r)  “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Note calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(s)  “GAAP” means United States generally accepted accounting principles, consistently applied.

(t)  “Holder Pro Rata Amount” means the quotient of (x) the aggregate initial principal amount of this Note, divided by (y) the aggregate initial principal amount of all Notes issued pursuant to the Exchange Agreements.

(u)  “Indebtedness” shall have the meaning ascribed to such term in the June Securities Purchase Agreement.

(v)  “Interest Rate” means three percent (3%) per annum, as may be adjusted from time to time in accordance with Section 2.

(w)  “June Securities Purchase Agreement” means that certain securities purchase agreement, dated as of June 21, 2018, by and among the Company and the initial holders of the June Notes pursuant to which the Company issued the June Notes, as may be amended from time to time.

(x)  “Maturity Date” shall mean May 29, 2020; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or an Event of Default Notice is delivered prior to the Maturity Date.

(y)  “Original Notes” means those certain Series [  ]2 Senior Secured Convertible Notes issued pursuant to the Original Securities Purchase Agreement, as amended from time to time, and any Indebtedness or other securities of the Company issued, from time to time, in exchange therefore or for any other Securities (as defined in the Original Securities Purchase Agreement) or as a refinancing of any of the foregoing (whether in connection with any waiver, amendment, extension, renewal or replacement thereof or otherwise).

2 Insert for Exchange November Note: B

  Insert for Exchange January Note: B-1

(z)  “Original Securities Purchase Agreement” means that certain securities purchase agreement, dated as of [         ]3, by and among the Company and the initial holders of the Original Notes pursuant to which the Company issued the Original Notes, as may be amended from time to time, including, without limitation, pursuant to the Exchange Agreements.

(aa)  “Outstanding Amount” means the sum of (A) the portion of the Principal to be redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(bb)  “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(cc)  “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note, the Other Notes, the Existing Senior Note, (ii) Indebtedness set forth on Schedule 3(s) to the June Securities Purchase Agreement, as in effect as of the Subscription Date (as defined in the June Securities Purchase Agreement), (iii) intercompany Indebtedness between the Company and MoviePass or any other majority-owned subsidiary of the Company with which the Company consolidates its financial statements (including, without limitation, the Zone Loan (as defined in the June Securities Purchase Agreement, dated as of February 7, 2017, between the Company and Hudson Bay Master Fund Ltd.)), (iv) Indebtedness secured by Permitted Liens or unsecured but as described in clauses (iv) and (v) of the definition of Permitted Liens, (v) the Permitted Senior Secured Indebtedness, (vi) Indebtedness arising pursuant to redemption of Preferred Shares (as defined in the June Securities Purchase Agreement) in accordance with the terms of the Certificate of Designations (as defined in the June Securities Purchase Agreement) as in effect as of the Exchange Date, (vii) any Indebtedness of Zone Technologies Inc. from and after the effective time of the Zone Spin-Off (but only to the extent the Company is not, directly or indirectly, a borrower or a guarantor of such Indebtedness), and (viii) any Indebtedness of MoviePass, MoviePass Ventures LLC or MoviePass Films LLC from and after the effective time of a MoviePass Spin-Off applicable to such entity or entities (but only to the extent the Company is not, directly or indirectly, a borrower or a guarantor of such Indebtedness).

3 Insert for Exchange November Note: November 6, 2017

  Insert for Exchange January Note: January 11, 2018

(dd)  “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed $500,000, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 3(a)(vii), (viii) Liens with respect to the Notes, (ix) Liens imposed by MoviePass on certain of the Shares (as defined in the MoviePass SPA) pursuant to the Helios Note (as defined in the MoviePass SPA) (as in effect as of the Subscription Date (as defined in the June Securities Purchase Agreement)), (x) Liens with respect to Permitted Senior Secured Indebtedness.

(ee)  “Permitted Senior Secured Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by the Company and/or its Subsidiaries under or in connection with any credit facility to be entered into by the Company and/or its Subsidiaries with one or more Banks; provided, however, that, so long as any of the Notes or the Existing Note remain outstanding, (i) the aggregate outstanding amount of such Permitted Senior Secured Indebtedness (taking into account the maximum amounts which may be advanced under the loan documents evidencing such Permitted Senior Secured Indebtedness) is not less than $20 million, but does not at any time exceed $100 million (with at least $20 million of such amount being available for funding immediately without any material condition precedent to such funding, including, without limitation, any financial covenant condition); (ii) the term of such Permitted Senior Secured Indebtedness is at least two years; (iii) no cash payments shall be permitted to be due thereunder (and the holder of such Permitted Senior Secured Indebtedness shall have no rights to demand any payments thereunder (including without limitation, upon the occurrence of any default thereunder)); (iv) such Permitted Senior Secured Indebtedness is non-convertible and has no equity-linked security related thereto other than warrants for the purchase of common stock (in an aggregate amount not to exceed 1,000,000 shares of Common Stock (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events)) exercisable at no less than the last closing bid price on the Principal Market preceding the time of execution of a definitive agreement is entered into between the Company and the applicable Bank with respect to such Permitted Senior Secured Indebtedness, which exercise price and aggregate number of shares of Common Stock issuable thereunder, in each case, shall not be subject to adjustment, whether upon any issuance of securities at a price below the exercise price of such warrant then in effect or for any other reason, other than standard adjustments upon the occurrence of any stock split, stock dividend, stock combination, recapitalization or other similar event; (v) the interest rate (including, any original issuance discount, if any) of such Permitted Senior Secured Indebtedness shall not exceed ten percent (10%) per annum; (vi) the Company shall not be required to comply with any financial covenants, if any, in the agreement evidencing such Permitted Senior Secured Indebtedness until the first anniversary of the date of issuance of such Permitted Senior Secured Indebtedness; and (vii) nothing in any agreement evidencing such (or relating to) the Permitted Senior Secured Indebtedness shall contravene or otherwise limit or prohibit any term or condition of the Notes, the Existing Senior Note or any other Transaction Document (as defined in the Exchange Agreements), any other Transaction Documents (as defined in the Exchange Agreement (as defined in the Existing Senior Note)) or any other agreement in which both the Holder and the Company (and/or any of its Subsidiaries) are parties.

(ff)  “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(gg)  “Redemption Notices” means, collectively, the Event of Default Redemption Notices and the Company Optional Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

(hh)  “Redemption Premium” means 125%.

(ii) “Redemption Prices” means, collectively, Event of Default Redemption Prices, the Financing Redemption Prices, the Amortization Prices and the Company Optional Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”

(jj)  “Required Holders” means, as of any time of determination, holders of a majority in aggregate principal amount of the Notes then outstanding.

(kk)  “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(ll)  “Subsidiaries” shall have the meaning as set forth in the Exchange Agreements.

(mm) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(nn) “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

27.  DISCLOSURE. At any time from and after the Exchange Date, upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries. If the Company or any of its Subsidiaries provides material non-public information to the Holder that is not simultaneously filed in a Current Report on Form 8-K and the Holder has not agreed to receive such material non-public information, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, such material non-public information. Nothing contained in this Section 27 shall limit any obligations of the Company, or any rights of the Holder, under the Original Securities Purchase Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

HELIOS AND MATHESON ANALYTICS INC.

By:
Name: Theodore Farnsworth
Title: Chief Executive Officer

[Signature Page to Series B Senior Note]